  Exhibit 99.1

 PRESS RELEASE

Home Point Capital Reports Fourth Quarter and Full Year 2020 Financial Results

–Record Quarterly Origination Volume of $24 Billion, Up 189% Year-Over-Year–
–Quarterly Net Revenue More Than Quadrupled Year-Over-Year to $455 Million–
–Fourth Quarter Net Income of $184 Million; $1.33 per Share—

ANN ARBOR, Mich., March 11, 2021 — Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the fourth quarter and full year ended December 31, 2020.

“Our results for the fourth quarter of 2020 capped a transformative year for Home Point Capital, driven by record performance across our originations platform in every dimension,” said Willie Newman, President and Chief Executive Officer. “During 2020 Home Point Capital generated origination volume of $62 billion, including $24 billion in the fourth quarter. Our growth was primarily driven by our wholesale channel, where we doubled our market share versus 2019. This performance highlights the impact of our differentiated business model.”

“The positive momentum we generated in 2020 has enabled us to enter 2021 in a position of significant strength, and the recent completion of Home Point Capital’s initial public offering marks an important milestone in the evolution of our company. I would like to thank all of Home Point Capital’s constituents – our associates, our partners, our customers and our shareholders in promoting our principles and pursuing our mission of creating financially healthy, happy homeowners.”

Fourth Quarter and Full Year 2020 Financial Summary

($mm, except per share values)	For the quarter ended			For the year ended 12/31
	12/31/2020	9/30/2020	12/31/2019	2020	2019

Total Originations	$23,956	$18,120	$8,276	$62,001	$22,268
Gain on sale margin (bps)[1]	176	278	77	223	90
Servicing portfolio - Units	359,323	307,236	236,362	359,323	236,362
Servicing portfolio - UPB	$91,483	$73,951	$52,601	$91,483	$52,601

Total revenue, net	$455.1	$510.4	$96.8	$1,377.2	$199.7
Total expenses	$224.2	$163.0	$76.2	$588.6	$241.1
Net income (loss)	$184.5	$264.0	$16.1	$607.0	$(29.2)
Net income (loss) per share[2]	$1.33	$1.90	$0.12	$4.45	$(0.21)

(1) Calculated as gain on sale, net, divided by Origination volume.
(2) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 136,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.

Fourth Quarter 2020 Highlights

•	Record quarterly origination volume of $24 billion, nearly tripling volume from the fourth quarter of 2019, and up 32% versus the third quarter of 2020

•	Market share of 8.2% in the wholesale channel, up from 4.5% in the fourth quarter of 2019, and up from 7.3% in the third quarter of 2020[1]

•	Total revenue, net of $455 million, a 370% increase from the year-ago quarter, and an 11% decline from the third quarter of 2020

•	Net income of $185 million (or $1.33 per share), up from $16 million (or $0.12 per share) year-over-year, and down from $264 million (or $1.90 per share) in the third quarter of 2020

•	Servicing customers of 359,323, up 52% from year-end 2019, and up 17% from the third quarter of 2020

•	Servicing portfolio UPB of $91.5 billion, up 75% from year-end 2019, and up 24% from the third quarter of 2020

[1]	Source: Inside Mortgage Finance.

Full Year 2020 Highlights

•	Total origination volume of $62 billion, up 178% from 2019 volume of $22 billion

•	Wholesale channel market share of 7.0% in 2020, double from market share of 3.5% in 2019[2]

•	Total revenue, net of $1.4 billion, a nearly seven-fold increase from net revenue of $200 million in 2019

•	Net income of $607 million (or $4.45 per share), compared to a net loss of $29 million (or $(0.21) per share) in 2019

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through three channels. Our primary channel is Wholesale, where we work with mortgage brokerages to source new customers. In our Correspondent channel, we acquire customers through a network of mortgage banks and financial institutions. Our Direct channel retains Home Point Capital serviced customers in our ecosystem.

The Origination segment generated a contribution margin of $302 million for the fourth quarter of 2020, up from $29 million for the fourth quarter of 2019, and down from $425 million for the third quarter of 2020. For the year ended December 31, 2020, the Origination segment generated a contribution margin of $1.1 billion versus $90 million for the prior year.

[2]	Source: Inside Mortgage Finance.

Origination Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2020	9/30/2020	12/31/2019	2020	2019
Gain on loans, net	$422.2	$503.3	$64.8	$1,385.0	$200.6
Loan fee income	35.5	28.2	12.3	96.1	32.1
Loan servicing fees	(1.5)	0.2	(0.4)	(3.5)	(0.8)
Interest income, net	(0.2)	0.3	0.5	1.6	2.7
Total Origination segment revenue	456.0	532.0	77.2	1,479.2	234.6
Directly attributable expense	(153.6)	(107.4)	(48.1)	(385.0)	(145.1)
Contribution margin	$302.4	$424.6	$29.1	$1,094.2	$89.5

Key Performance Indicators

Origination Volume by Channel
Wholesale	$14,130	$10,984	$4,542	$37,902	$11,565
Correspondent	8,576	6,281	3,539	21,273	10,215
Direct	1,249	855	196	2,826	487
Total Originations	$23,955	$18,120	$8,277	$62,001	$22,267

Gain on sale margin (bps)[1]	176	278	77	223	90
Market Share for the period ended[2]:
Overall share of origination market	1.9%	1.6%	1.1%	1.5%	1.0%
Share of wholesale channel	8.2%	7.3%	4.5%	7.0%	3.5%
Origination Volume by Purpose:
Purchase	29.5%	29.0%	44.3%	30.9%	50.6%
Refinance	70.5%	71.0%	55.7%	69.1%	49.4%
Third Party Partners:
Number of Broker Partners	5,372	4,921	3,085	5,372	3,085
Number of Correspondent Partners	604	594	537	604	537

(1) Calculated as gain on sale, net, divided by Origination volume.
(2) For each period, overall share calculated as the Company’s originations dollar value divided by the total residential originations in the United States per Inside Mortgage Finance, a third party provider of residential mortgage industry news and statistics. For each period, wholesale channel share calculated as the Company’s wholesale originations dollar value divided by the total wholesale originations in the United States per Inside Mortgage Finance.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae.

The Servicing segment generated a contribution margin of $(34) million for the fourth quarter of 2020, compared to $3 million for the fourth quarter of 2019 and $(20) million for the third quarter of 2020. For the year ended December 31, 2020, the Servicing segment generated a contribution margin of $(66) million versus $25 million for the prior year.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended	For the year ended 12/31
12/31/2020	9/30/2020	12/31/2019	2020	2019

Gain on loans, net	$-	$-	$(0.8)	$-	$(1.1)
Loan servicing fees	55.8	48.1	40.5	191.7	145.1
Change in fair value of MRSs	(54.7)	(66.7)	(22.0)	(285.3)	(173.1)
Interest income, net	0.3	0.6	5.6	7.4	18.9
Other income	0.1	0.1	-	0.3	-
Total Servicing segment revenue	1.5	(17.9)	23.3	(85.9)	(10.2)
Change in MSR due to val., net of hedge	(17.2)	11.8	(10.4)	81.1	74.5
Directly attributable expense	(18.3)	(13.9)	(9.8)	(61.0)	(39.6)
Contribution margin	$(34.0)	$(20.0)	$3.1	$(65.8)	$24.7

Key Performance Indicators
Mortgage Servicing
MSR servicing portfolio - UPB	$91,483	$73,951	$52,601	$91,483	$52,601
Servicing portfolio - Units	359,323	307,236	236,362	359,323	236,362
60+ days delinquent, incl. forbearance	4.4%	6.6%	1.7%	4.4%	1.7%
60+ days delinquent, excl. forbearance	1.5%	2.6%	NA	1.5%	NA
MSR multiple	2.9	x	2.6	x	3.4	x	2.9	x	3.4	x

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $281 million as of December 31, 2020, comprising $165 million of cash and cash equivalents and $116 million of undrawn capacity from mortgage servicing rights lines of credit and other credit facilities. The Company’s warehouse capacity of $4.2 billion at the end of 2020 increased from $1.7 billion at the end of 2019.

($mm)	As of
	12/31/2020	9/30/2020	12/31/2019

Cash and cash equivalents	$165.2	$271.5	$30.6
Mortgage servicing rights (at fair value)	748.5	583.3	575.0
Warehouse lines of credit	3,005.4	2,092.5	1,478.2
Term debt and other borrowings, net	454.0	374.1	425.0
Total shareholders’ equity	927.5	742.7	410.3

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, March 11, 2021 at 8:30 a.m. ET. to review the Company’s financial results for the fourth quarter and full year ended December 31, 2020.

The conference call may be accessed by dialing (877) 423-9813 (toll-free) or (201) 689-8573 (international), using the passcode 13716990. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, March 18, 2021 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13716990. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

About Home Point Capital

Home Point Capital is evolving the homebuying and home ownership experience. Home Point Capital’s primary business entity, Home Point Financial Corporation, is a leading mortgage originator and servicer focused on driving financially healthy and successful homeownership. Through additional wholly owned subsidiaries Home Point Mortgage Acceptance Corporation and Home Point Asset Management, the company supports sustainable homeownership as a crucial element of each consumer’s broader journey towards financial security and wellbeing, delivering a seamless and less stressful homebuying experience.

Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works closely with a nationwide network of more than 5,500 mortgage broker and correspondent partners with deep knowledge and expertise about the communities and customers they serve. Today, Homepoint is the nation’s third-largest wholesale mortgage lender and the 10th-largest nonbank mortgage lender.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements

This press release contains certain “forward-looking statements,” as that term is defined in the U.S. federal securities laws. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements orally or in writing. These forward-looking statements include, but are not limited to, statements other than statements of historical facts, including among others, statements relating to the Company’s future financial performance, the Company’s business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which the Company operates and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others: the spread of the COVID-19 outbreak and severe disruptions in the U.S. and global economy and financial markets it has caused; our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; competition in the industry in which we operate; our success and growth of our production and servicing activities and the dependence upon our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any cybersecurity risks, cyber incidents and technology failures; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or by government policies on our material vendors with operations in India; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with higher risk loans that we service; risks associated with derivative financial instruments; our ability to foreclose on our mortgage assets in a timely manner or at all; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; legislative and regulatory changes that impact the mortgage loan industry or housing market; and changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or such changes that increase the cost of doing business with such entities. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in documents filed from time to time by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Consolidated Statements of Income (Loss)

($ in millions, except per share data)
(Unaudited)
($mm, except per share values)	For the quarter ended			For the year ended 12/31
	12/31/2020	9/30/2020	12/31/2019	2020	2019

Gain on loans, net	$422.2	$503.3	$64.0	$1,384.9	$199.5
Loan fee income	35.5	28.2	12.3	96.1	32.1
Interest income	17.8	14.7	16.7	60.2	51.8
Interest expense	(21.7)	(17.6)	(16.0)	(69.6)	(57.9)
Interest income (expense), net	(3.9)	(2.9)	0.7	(9.4)	(6.1)
Loan servicing fees	54.3	48.4	40.2	188.2	144.2
Change in FV of MSR	(54.7)	(66.7)	(22.0)	(285.3)	(173.1)
Other income	1.7	0.1	1.6	2.7	3.2
Total revenue, net	455.1	510.4	96.8	1,377.2	199.8

Compensation and benefits	151.8	117.2	51.6	403.2	156.2
Loan expense	16.8	11.9	5.4	45.4	15.6
Loan servicing expense	8.0	6.5	5.1	30.8	20.9
Occupancy and equipment	9.0	7.0	4.2	26.0	16.8
General and administrative	24.1	12.1	6.7	52.5	21.4
Depreciation and amortization	1.3	1.3	1.5	5.5	5.9
Other expense	13.2	7.1	1.5	25.3	4.3
Total Expenses	224.2	163.1	76.0	588.6	241.1

Pre-tax income	230.9	347.3	20.8	788.6	(41.3)
Pre-tax margin	51%	68%	21%	57%	NM
Income tax expense (benefit)	49.2	93.3	4.6	198.6	(9.5)
Income from equity method investment	2.8	9.9	0.1	16.9	2.7
Net income (loss)	$184.5	$263.9	$16.3	$607.0	$(29.1)
Net margin	41%	52%	17%	44%	NM
Basic and diluted earnings per share[1]:
Basic net income (loss) per share	$1.33	$1.90	$0.12	$4.45	$(0.21)
Diluted total net income (loss) per share	1.31	1.89	0.12	4.42	(0.21)
Basic weighted average common stock outstanding (mm)	138.9	138.8	138.9	136.4	138.9
Diluted weighted average common stock outstanding (mm)	140.3	139.7	138.9	137.2	138.9

Adjusted income statement metrics[2]:
Adjusted revenue	$440.6	$532.1	$86.6	$1,475.2	$276.9
Adjusted net income	170.9	272.7	8.0	667.7	28.2
Adjusted net margin	39%	51%	9%	45%	10%

(1) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 136,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.
(2) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Consolidated Balance Sheet
($ in millions)
(Unaudited)
($mm)	As of
	12/31/2020	9/30/2020	12/31/2019

Assets:
Cash and cash equivalents	$165.2	$271.5	$30.6
Restricted cash	31.7	41.9	51.1
Cash and cash equivalents and Resticted cash	196.9	313.4	81.7
Mortgage loans held for sale (at fair value)	3,301.7	2,281.8	1,554.2
Mortgage servicing rights (at fair value)	748.5	583.3	575.0
Property and equipment, net	21.7	18.6	12.1
Accounts receivable, net	152.8	79.3	57.9
Derivative assets	334.3	314.8	40.5
Goodwill and intangibles	10.8	11.1	11.9
GNMA loans eligible for repurchase	2,524.2	2,919.9	499.2
Other assets	87.6	65.7	76.2
Total assets	$7,378.6	$6,587.9	$2,908.8

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	$3,005.4	$2,092.5	$1,478.2
Term debt and other borrowings, net	454.0	374.1	425.0
Accounts payable and accrued expenses	167.5	269.0	39.7
GNMA loans eligible for repurchase	2,524.2	2,919.9	499.2
Other liabilities	299.9	189.7	56.4
Total liabilities	6,451.1	5,845.2	2,498.5

Shareholders’ Equity:
Common stock	-	-	-
Additional paid in capital	519.5	519.2	454.9
Retained earnings (accumulated deficit)	408.0	223.6	(44.5)
Total shareholders’ equity	927.5	742.7	410.3
Total liabilities and shareholders’ equity	$7,378.6	$6,587.9	$2,908.8

GAAP to Non-GAAP Reconciliations
($ in millions)

RECONCILIATION OF ADJUSTED REVENUE TO TOTAL REVENUE, NET
($mm)	For the quarter ended			For the year ended 12/31
	12/31/2020	9/30/2020	12/31/2019	2020	2019

Total revenue, net	$455.1	$510.4	$96.8	$1,377.2	$199.7
Income from equity method investment	2.8	9.9	0.1	16.9	2.7
Change in fair value of MSR, net of hedge	(17.2)	11.8	(10.4)	81.1	74.5
Adjusted revenue	$440.6	$532.1	$86.6	$1,475.2	$276.9

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO TOTAL NET INCOME (LOSS)
($mm)	For the quarter ended			For the year ended 12/31
	12/31/2020	9/30/2020	12/31/2019	2020	2019

Total net income (loss)	$184.5	$264.0	$16.1	$607.0	$(29.2)
Change in fair value of MSR, net of hedge	(17.2)	11.8	(10.4)	81.1	74.5
Income tax effect of change in fair value of MSR, net of hedge	3.6	(3.1)	2.3	(20.4)	(17.1)
Adjusted net income (loss)	$170.9	$272.7	$8.0	$667.7	$28.2

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income, and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income by Adjusted revenue.

We believe that Adjusted revenue, Adjusted net Income, and Adjusted net margin can provide useful information to investors and others in understanding and evaluating our operating results. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income, and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted revenue, Adjusted net Income, and Adjusted net margin differently, and as a result, our measures of Adjusted revenue, Adjusted net Income, and Adjusted net margin may not be directly comparable to those of other companies.

Investor Relations Contact:

Home Point Capital:
Gary Stein
investor@hpfc.com (734) 205-9680

Media Contacts:

Home Point Capital: Brad Pettiford
media@hpfc.com

Haven Tower for Home Point Capital:
homepoint@haventower.com